Exhibit 99.3

Form of Letter to Customers dated January 15, 2007

PWEagle Customer Letter

Jan. 15, 2006

To Our Valued Customers:

We’re pleased to tell you that today PWEagle signed a definitive merger agreement with JM Manufacturing, and we plan to move into a new and exciting era together. This transaction, which we expect will close in the second quarter of 2007, will give us an opportunity to elevate the quality of products and services by benchmarking against the best practices of both companies.

PWEagle and JM Manufacturing have been long-established producers of plastic pipe for more than 20 years. Each company is proud to be recognized as an innovator in the industry. But, we’re not going to rest on our laurels. We know that to build upon success, it’s imperative to offer customers superior quality and service, industry innovations, and a broad range of the best products for various applications. As a result, we are always exploring partnerships that would grow the value we can bring to our customers.

By combining PWEagle and JM Manufacturing, we have a simple goal: to continue to be your most effective and efficient partner. Our passion is to help you build your business by delivering the quality products you need, when and where you need them, at competitive prices. PWEagle and JM Manufacturing share a commitment to the industry that we believe is unique and will prove to be a significant force in helping you grow your business.

While we understand that many of you will have questions, please understand that since this agreement is not completed and is subject to regulatory review, we are not in a position at this time to discuss our plans going forward. Rest assured that as we have answers we will share them with you. In the meantime, please feel free to call your local PWEagle representative.

During the transition, both companies will remain totally focused on providing you with superior products and unparalleled quality. We appreciate your business and your confidence. We believe this merger will enhance the strength of our relationship with your business and give us a means for exploring new opportunities.

Sincerely,

/s/ Jerry Dukes

Jerry Dukes

President and CEO

Additional Information and Where to Find It

In connection with the proposed transaction, a proxy statement of PW Eagle, Inc. and other materials will be filed with the SEC. PW Eagle shareholders are urged to read the proxy statement and these other materials carefully when they become available because they will contain important information about PW Eagle and the proposed transaction. Shareholders will be able to obtain free copies of the proxy statement (when available) as well as other filed documents containing information about PW Eagle, Inc. at http://www.sec.gov, the SEC’s free internet site, and from PW Eagle’s Investor Relations Manager at (541) 343-0200 or on the company’s website at www.pweagleinc.com.

Participants in the Solicitation

PW Eagle, Inc. and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from PW Eagle’s shareholders with respect to the proposed transaction. Information regarding the officers and directors of PW Eagle is included in its definitive proxy statement for its 2006 annual meeting filed with the SEC on May 10, 2006. More detailed information regarding the identity of potential participants in the solicitation, and their direct or indirect interests, by securities, holdings or otherwise, which interests may be different from those of PW Eagle shareholders generally, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the proposed transaction.